SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

The following materials (the “Social Media Posts”) were published, as posts and/or via hyperlinks, to Trian Fund Management, L.P.’s (“Trian”) Twitter, LinkedIn, Facebook and Instagram pages relating to The Walt Disney Company on January 18, 2023; from time to time Trian or its fellow participants in the proxy solicitation may publish the Social Media Posts on various other social media channels relating to The Walt Disney Company, as well as its website, www.RestoretheMagic.com. In some cases, references to “Disney” in these statements may be replaced with “DIS.”

Restore The ... @Restoring... · Now

Ken Squire, 13D Monitor: "Of course Nelson Peltz should be on the board of Disney....my 10-year-old and 12-year-old have a small amount of shares...we will be voting for Nelson." See how Peltz can help $DIS at bit.ly/rtm-pmm39

www.cnbc.com

Squire: Peltz, with Strong Track Record, Should Be on Disney's Board

Sometimes a board observer position can be beneficial, particularly for investors who do not have a lot of board experience and are less likely to be a regular contributor to board discussions. But offering Peltz a position as a board observer is like saying to Whitney Houston, "You can join the band, but you are not allowed to sing." There is no way that Disney thought for a second that Peltz would accept this offer, and there is no way he should have accepted it.

Why is this happening?

It is curious as to why Peltz started this proxy fight in the first place and why Disney is resisting it. Peltz acquired his position when Bob Chapek was CEO and likely had a plan to replace him with someone Peltz had already identified. That would have been a great activist plan, but it went awry a week later when Disney announced that it had replaced him with former CEO Bob Iger. Knowing Trian's history and process, the firm had probably been working on that plan for many months and was waiting for the perfect time to build its position. It is unfortunate that all of Trian's hard work developing its plan somewhat went to naught, but at that time the firm should have regrouped and developed a different approach taking into account the new circumstances. That plan should not have included opposition to Iger. While Trian says it is not opposing Iger as CEO now, the firm initially opposed him and that made it very hard for the board to agree to a settlement for a board seat for Peltz. Having said that, a strong board with a strong CEO – who is admittedly a short-term CEO – should not have a problem with an experienced shareholder in the room who might have an unpopular opinion. In fact, the board should welcome it.

Trian's claims

Trian put out a presentation making its case. In proxy fight presentations, each side uses the facts and data to paint a picture that benefits them and often those claims do not withstand scrutiny. For example, Trian takes issue with Disney's total shareholder return under Iger: 270% versus 330% for the S&P 500 ⊞ over the same time. I am not sure how that compares to the industry, but I expect if the industry returns were more favorable to Trian, they would have used those. As the British economist Ronald Coase had said: "If you torture the data long enough, it will confess to anything." In this case, we can get it to say that Bob Iger was a bad CEO for Disney. Trian also takes issue with Iger's decision to acquire Fox, and he should – it was a terrible decision in retrospect. But he should also include in that analysis, Iger's decisions to acquire Pixar, Marvel and Lucasfilm, which have grossed Disney more than $33.8 billion at the global box office, and billions more in merchandise and theme park extensions.

Nelson Peltz as a director

All this criticism of proxy fight tactics and strategy aside, and regardless of how we torture the data of Peltz's record as a director, of course he should be on the board of Disney. He is a large shareholder with a strong track record of creating value through operational, strategic and capital allocation decisions. No, Peltz is not going to be the most valuable director when it comes to deciding who should star in the next blockbuster Disney movie or which rides should be built at the entertainment parks – the board relies on management for

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Kara Swisher, New York Magazine, on $DIS: "I think Nelson Peltz is looking forward to what's coming next, and I think bringing an activist like this on a board could be good, to move them faster....I think they should have [Peltz] on the board." Learn more bit.ly/rtm-pmm40

TECH
CEOS UNDER PRESSURE
BOB IGER'S BIG PROXY BATTLE

www.cnbc.com

Swisher: Disney Should Bring Peltz onto Board | CNBC

Video Transcript

Deirdre Bosa: Bob Iger, of course entering into a proxy battle with an activist investor, Satya Nadella is facing new pushback on Microsoft's embattled deal for Activision Blizzard, and Elon Musk, of course, always in the spotlight but being forced to cut prices now on Tesla vehicles, with slowing demand as he heads to trial over his 2018 tweets, let's kick it off with Iger. Disney facing pressure from Nelson Peltz saying the media giant that it has lost its way focusing in on the loss of stock dividends, dwindling free cash flow, total shareholder return. Disney brought Iger back into the fold of course to right the ship but can he weather the storm? Joining us now New York Magazine editor at large and host of the podcasts On With Kara Swisher and Pivot. Kara Swisher herself here it's great to have you. I know last time we talked to you are a fan of Iger, you think that he is the right person for this job. But you also believe that Nelson Peltz deserves a seat on the board. Does Nelson Peltz really think that Bob Iger is the right person? He was incredibly critical in that presentation.

Kara Swisher: Yeah, he does. I mean, obviously I think they need a new CEO. I don't…Bob Iger has signed a two year deal and obviously you don't want to bring back the old CEO. You'd have liked the the heir to have done a better job. And so he's what they need right now. And he certainly did a very good job at Disney for years. And so I think it's to calm the waters. And I think Nelson Peltz is looking forward to what's coming next. And I think bringing an activist like this on a Board could be good to move them faster into where they need to go to talk about what they're doing in streaming to talk about someone who could take over for the next 10 years, etc. And so I always think it's always good to have a board that's not all in violent agreement with you who actually does challenge you and Nelson Peltz has proven himself to be very good at this when he was on other boards and so I don't necessarily think he's a disruptive force as much as a questioning force. And as you know, I like questioning forces wherever I go.

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Brian Sozzi, Editor, Yahoo! Finance, on $DIS: "You would think, given Peltz's strong track record, you would get a more engaged Disney board here....Peltz's track record has been phenomenal for as long as I've covered him." For more on Trian's initiatives bit.ly/rtm-pmm42

SOZZI'S TAKE
It's a bad look, Bob.
SOZZI'S TAKE
yahoo! finance
BOB IGER DELAYS ACTIVIST INVESTOR MEETING TO SAIL ON YACHT
DOWNLOAD THE APP TODAY

news.yahoo.com

Sozzi on Disney: Peltz' Track Record 'Phenomenal' | Yahoo! Finance

yahoo!news

Disney CEO Bob Iger delays activist investor meeting to sail on yacht

Fri, January 13, 2023 at 10:23 AM EST

In this article:

Bob Iger
American businessman and CEO of The Walt Disney Company

Yahoo Finance Live anchors discuss Bob Iger delaying Disney's activist investor meeting, plus reports that Nelson Peltz's Trian Partners is taking a Wendy's takeover bid off the table.

JULIE HYMAN: Disney had some drama this week. The company opposed activist investor Nelson Peltz's attempt to join its board. And in the latest development, CEO Bob Iger reportedly was vacationing on a yacht during the holidays and put off a meeting between himself and Peltz because he planned to, quote, "sail off the coast of New Zealand." the life of luxury is where we find "Sozzi's Take." And this is-- Peltz called him out for this, right, Soz?

BRIAN SOZZI: That's good old sleuth reporting there, Julie. It's actually a personal passion of mine to read these activist proxy filings when they occur because this was a really fascinating read trying to file this proxy against Disney yesterday. And just-- it goes through all the accounts of the interactions between Peltz, the general counsel at Disney, Bob Iger, and other executives at the company. It's just really fascinating.

And one thing that stood out to me is December 20, there was a call, and Peltz wanted a meeting with Iger and the board. But Iger informed him that he couldn't do it then because he was getting ready to sail his yacht around New Zealand-- so interesting to see that. With the stock price under pressure, no dividend for the retail investors that have long held or loved Disney-- so still no dividend there. They cut that during the pandemic. And now, under attack from an active investor, you had a returning CEO in Bob Iger going to chill on his yacht around the holidays.

I just ultimately don't think it's a very good look, even for a top executive, for Bob Iger. Nonetheless, that meeting they did end up holding between the board members, Iger, and Peltz later on in January. A source tells me there were no-- there were no questions from Disney board members to Peltz on that virtual meeting, which is very interesting to hear that.

You would think, given Peltz's strong track record, you would get a more engaged Disney board here. But the source tells me that Nelson is gearing up for a fight. And I just think this has all the makings-- big egos, big money, and maybe even a big yacht in the case of Bob Iger-- all the makings of a long, protracted, or just a really ugly activist campaign, not unlike the early days of when Peltz attacked P&G a couple of years ago.

Again, you had a lot of big egos, a lot of big money, very storied brand, and a company that didn't necessarily want change or

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didn't want to take Peltz seriously. Peltz' track record has been phenomenal for as long as I've covered him. So I think Disney would be wise to at least bring him into that boardroom and listen to what he had to say.

- All right. We can't help but imagine that, I mean, Iger's text might have been something like, I'm on a boat. Can't take the meeting right now. But like you said, not a good look, as we were seeing there in the take a moment ago. Peltz has also been busy, though, with Wendy's, right, Soz?

BRIAN SOZZI: Yeah, busy week here for Nelson Peltz, Brad. So this news hitting this morning-- last year, late last year, Peltz explored a acquisition of Wendy's. Of course, he has been a longtime investor in the company, also the longtime chairman of Wendy's.

He said today that he will not be taking Wendy's. He's not interested in doing a deal for Wendy's, that off the table. But Wendy's is coming out here with a dividend raise and a promise to cut back on expenses. Now, Wendy's has pushed very aggressively into the breakfast daypart. So maybe some of that could bring some of those expenses down now that launch is pretty much done with. But, again, Peltz will not be buying Wendy's.

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Restore The ... @Restoring... · Now

Charles Elson, Weinberg Center for Corporate Governance, on $DIS: "Iger, given what's happened, is in a very weak position...I don't think the large investors are particularly sympathetic." For more on how Peltz can help $DIS: bit.ly/rtm-pmm43

www.bloomberg.com

Elson on Disney: Large Investors Not 'Particularly Sympathetic'

News

Disney-Peltz Showdown Is a Throwback to Corporate Raider Era

Jan 13 2023 12:31:21

- Disney is expected to file preliminary proxy next week
- Trian's Peltz says Disney is in crisis, lacks cost discipline

By Christopher Palmeri

(Bloomberg) --

As renowned activist investor **Nelson Peltz** prepares for a major public showdown with **Walt Disney Co.**, he's taking cues from an old playbook, created in the heyday of corporate raiders.

Peltz, who has said Disney is in crisis, stuffed with overpaid executives who in turn have overpaid for other companies, filed **paperwork** on Thursday to begin a proxy fight for a board seat. Disney is asking shareholders to reject the proposal and plans to file its own preliminary proxy statement next week, after failing to privately persuade Peltz and his firm, **Trian Partners LP**, to back down.

Nelson Peltz
Photographer: Calla Kessler/Bloomberg

The fight hearkens back the days of swashbuckling corporate raiders, when Peltz got his start, rather than the more genteel shareholder proposals floated by social activists at annual meetings today, according to **Jo-Ellen Pozner**, an assistant professor of management at **Santa Clara University**.

"It's a little unexpected; the tone of the corporate governance landscape is not this active and so public," she said in an interview. "It feels like a throwback to the 80s."

Read: Disney Squares Off Against Activist Peltz in Proxy Fight

When Disney responds to Peltz, it will likely do so with as much vigor. The company may highlight weaknesses in Peltz's presentations to shareholders, including flaws in his calculations of returns, factual misstatements and an overall lack of specific strategy, according to people familiar with the company's thinking, who asked not to be identified discussing private strategy talks.

Peltz said in his public filings that he was offered an "information sharing and observer/advisory arrangement," but only if he agreed to restrictions on what he could do with his shares. Disney offered Peltz access to information and its board, but didn't offer him a seat at their meetings, people familiar with the matter said.

Disney could also go after the activist investor's age. Peltz is 80. Disney's **corporate governance guidelines** say it shouldn't nominate a board candidate for reelection who is 75 years or older, unless the board determines there are special circumstances for doing so.

Activist investor Nelson Peltz nominated himself to the board of Walt Disney Co. in what could become a highly public debate over Chief Executive Officer Bob Iger's leadership. Bloomberg's Crayton Harrison talks about what Peltz is hoping to accomplish.
Source: Bloomberg

The entertainment giant has yet to set a date for its annual meeting. Last year's was in early March. Between now and then, Disney and its consultants will likely be reaching out to large investors and proxy advisory firms such as Institutional Shareholders Services, to argue for its preferred board composition.

Things weren't always this way. In 2019, the longtime activist investor was invited to speak to the Disney board by then Chief Executive Officer **Bob Iger**. Last summer, Peltz lunched at the Disneyland resort in Paris with Iger's replacement, **Bob Chapek**, and their wives.

The friendliness has faded. Peltz accumulated shares in Disney in late 2022, ultimately accumulating a $900 million stake, and started seeking changes at the company. Trian was a major Disney shareholder when Iger, 71, was rehired as CEO in November.

Trian and Disney directors quietly tried to reach a detente, but couldn't, both parties have said. In filings this week, Peltz came out swinging. He's fought in several proxy contests through his career, gaining access to boards at companies including **Heinz** and **Procter & Gamble Co**. He's lost as well, failing to get on the board of **DuPont**.

Peltz's main criticisms of Disney center around its botched succession planning, "over-the-top" compensation and lack of cost discipline. Trian launched a website, **Restore the Magic**, to get its views across, calling Disney's problems "self-inflicted."

Peltz is also asking shareholders to reject any bylaws passed by board since March 2019, an effort to preempt the company from putting in a mandatory age limit, or any other restrictions on his nomination. He put forth his son **Matthew Peltz**, the co-head of research at Trian, as an alternate if he can't serve.

The Economic Club of New York
The Economic Club of New York

Bob Iger
Photographer: Tiffany Hagler-Geard/Bloomberg

Disney disagrees with Peltz's views, and says it's got a long track record of financial and creative success. Iger is rebalancing investment with revenue, while bringing a renewed focus on the creative talent that's made the company "the envy of the industry," Disney said.

On Wednesday the company named former **Nike Inc.** CEO **Mark Parker** to the role of chairman at the next annual meeting. He'll have a special focus on succession planning.

Read: When Disney Decided to Dump Its CEO, Change Happened Fast

More information may come at other key dates for Disney, too. It reports earnings on Feb. 8, which will be Iger's first since returning as CEO. He may be asked about, and articulate, his plans to confront the company's challenges.

Disney shares were down less than 1% as of 12:25 p.m. in New York on Friday. They've risen about 3% since the company disclosed Peltz's intent to seek a board seat on Wednesday.

Given Disney's poor stock performance and succession-planning debacle, Peltz has a good chance of winning a seat, said **Charles Elson**, a longtime corporate governance advocate at the University of Delaware.

"Iger, given what's happened, is in a very weak position," Elson said in an interview. "That board is back in the news in a very negative way. I don't think the large investors are particularly sympathetic."
(Adds dispute about board observer role in sixth paragraph.)

--With assistance from **Liana Baker**.

To contact the reporter on this story:
Christopher Palmeri in Los Angeles at **cpalmeri1@bloomberg.net**

To contact the editors responsible for this story:
Lucas Shaw at **lshaw31@bloomberg.net**
Kelly Gilblom

Restore The ... @Restoring... · Now

Don Bilson, Gordon Haskett, on $DIS: "[Nelson] Peltz walks into this campaign with a few advantages. One...is the stock, which has been a dog. Another is the company's Fox deal, which was a turkey. And a third is the board's botched succession plan..." Learn more: bit.ly/rtm-pmm44

RESTORE THE MAGIC
TRIAN PARTNERS

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Analyst: Disney Stock, Fox Deal, Poor Succession Boost Peltz's Case